Exhibit 99.1

Press Release

CONTACT:                                 Tricia Haugeto, Array BioPharma Inc.
303-386-1193, ir@arraybiopharma.com

ARRAY BIOPHARMA REPORTS NEW CLINICAL DATA ON ITS
ANTI-INFLAMMATORY DRUGS

- MEK Inhibitor ARRY-162 and p38 Inhibitor ARRY-797 Meet Endpoints in Clinical Studies -

Boulder, Colo., (June 20, 2007) - Array BioPharma Inc. (Nasdaq: ARRY) announced new Phase 1 clinical data on its MEK inhibitor, ARRY-162, and its p38 inhibitor, ARRY-797. These results were presented at the Annual European Congress of Rheumatology (EULAR) in Barcelona, Spain and at the International Association of Inflammation Societies’ (IAIS) 8th World Congress on Inflammation in Copenhagen, Denmark.

ARRY-162 / MEK Inhibitor Phase 1 Results

Array presented preliminary information on its MEK inhibitor, ARRY-162, from both a single ascending dose (SAD) and a multiple ascending dose (MAD) Phase 1 clinical trial. In the SAD study, the drug was given orally at doses of 5 to 80 mg. In blood samples taken from these volunteers and stimulated ex vivo, ARRY-162 was shown to inhibit the production of IL-1beta, TNF-alphaIL-6 and phosphoERK (pERK). IL-1beta was inhibited most potently and to the greatest extent, whereas pERK, a measure of proliferation, was the least inhibited. In the MAD study, volunteers were given doses ranging from 5 to 60 mg daily, for 14 days. Steady state drug exposure was proportional to dose and did not change with repeated dosing. In volunteers receiving daily doses of 40 mg of ARRY-162, inhibition of 50 to 90 percent of IL-1beta, TNF-alpha, and IL-6 was observed when measured over a 24 hour period.  There were no significant changes in clinical laboratory values and no serious adverse events observed in either the SAD or MAD studies. Dose escalation studies with ARRY-162, in combination with methotrexate, are ongoing in rheumatoid arthritis patients with stable disease.  Phase 2 studies are planned to start by the end of 2007.

ARRY-797 / p38 Inhibitor Phase 1 Results

In a SAD study in healthy volunteers, ARRY-797 was shown to have linear increases in exposure with increasing oral dose; the dose range studied was from 25 to 400 mg. The drug was well-tolerated with no serious adverse events. In blood samples taken from these volunteers and stimulated ex vivo, ARRY-797 was shown to inhibit the production of IL-1beta, TNF-alpha and PGE2. This effect was pronounced, with greater than 90 percent inhibition, and long-lasting with greater than 50 percent inhibition at 24 hours at the highest dose. ARRY-797 met its objective in this study and has advanced into MAD studies in both normal volunteers and cancer patients with hematological malignancies.

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“We are pleased that both ARRY-162, our first in class MEK inhibitor for inflammation, and ARRY-797, our potent p38 inhibitor, have met their initial clinical endpoints,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “We look forward to demonstrating the advantages of using these oral drugs to treat patient populations that would benefit from the suppression of inflammatory cytokines.”

About Inflammatory Disease

Inflammation is a natural biologic response to injury or infectious attack to the human body.  Unregulated inflammation results in a broad range of conditions, most of which are classified by the tissue or organ where the inflammation occurs.  These conditions include rheumatoid arthritis (RA) in the joint, psoriasis in the skin, chronic obstructive pulmonary disease in the lung, fibrotic disease in the liver and kidney, Crohn’s disease in the intestine, congestive heart failure and arteriosclerosis in the arteries, among others.  Currently, some of the most effective treatments for these diseases are injectable protein therapeutics, which have significant cost and patient compliance issues.   Injectable protein therapeutics currently on the market — such as Enbrel®, Remicade®, Humira® and Kineret ® — bind to and/or modulate the activity of the inflammatory cytokines TNF-alpha or IL-1 and are utilized for the treatment of RA, psoriasis and Crohn’s disease.

About ARRY-162 / Targeting MEK for Inflammation

MEK is an enzyme that regulates the biosynthesis of the inflammatory cytokines TNF, IL-6 and IL-1.  Array scientists have discovered potent MEK inhibitors that interfere with these biosynthetic processes.  We have previously advanced one MEK inhibitor, ARRY-886, into clinical development for the treatment of cancer.  Given our experience with the safety profile of MEK inhibitors, we believe inhibition of MEK will have broad applications in diseases driven by IL-1 and TNF.  ARRY-162, an orally active MEK inhibitor, has shown significant efficacy and is well tolerated in preclinical models of human arthritis and other inflammatory diseases.

About ARRY-797 / Targeting p38 for Inflammation and Cancer

P38 is a kinase target that regulates the production of numerous pro-inflammatory cytokines, in particular, TNF, IL-6 and IL-1.  These cytokines can also act as cellular growth factors and are often up-regulated in certain cancers including prostate, ovarian and multiple myeloma. Additionally, p38 may play a role in certain resistance mechanisms or metastatic progression in cancer.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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Array BioPharma’s Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to future clinical testing of our drug candidates.  These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, our quarterly reports filed on Form 10-Q and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of June 20, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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